Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

Spectrum Brands, Inc.:

We consent to the incorporation by reference in the Registration Statement on Amendment No. 1 to Form S-4 of Spectrum Brands, Inc. and subsidiaries (the Company) of our report dated December 29, 2009, with respect to the consolidated statements of financial position of the Company as of September 30, 2009 (Successor Company) and September 30, 2008 (Predecessor Company), and the related consolidated statements of operations, shareholders’ equity (deficit) and comprehensive income (loss), and cash flows for the period August 31, 2009 to September 30, 2009 (Successor Company), the period October 1, 2008 to August 30, 2009, and the years ended September 30, 2008 and 2007 (Predecessor Company), the related financial statement schedule, which report appears in the September 30, 2009 annual report on Form 10-K/A of Spectrum Brands, Inc., and to the reference to our firm under the heading “Experts” in the Registration Statement.

Our report refers to the Company’s emergence from bankruptcy protection on August 28, 2009 and adoption of fresh start reporting on August 30, 2009, resulting in the Successor Company’s consolidated financial statements prior to August 30, 2009 not being comparable to its consolidated financial statements for periods on or after August 30, 2009. Our report also refers to a change in the method of accounting for pension and other postretirement benefits on September 30, 2007, and the adopted measurement date provision on September 30, 2009.

/s/ KPMG LLP

Atlanta, Georgia

April 30, 2010